UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)

SOUFUN HOLDINGS LIMITED

(Name of Issuer)

Class A Ordinary Shares, par value HK$1.00 per share

(Title of Class of Securities)

836034108**

(CUSIP Number)

Douglas Markel

Simpson Thacher & Bartlett LLP

3919 China World Tower

No. 1 Jianguomenwai Avenue

Beijing 100004, China

+86(10)-5965-2989

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

September 16, 2012

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**  This CUSIP applies to the American Depositary Shares, evidenced by American Depositary Receipts, each representing one Class A Ordinary Share.  No CUSIP has been assigned to the Class A Ordinary Shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 836034108

1.	Names of Reporting Persons. Hunt 7-A Guernsey L.P. Inc

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 3,822,630

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 3,822,630

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,822,630

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 7.00%(1)

14.	Type of Reporting Person (See Instructions) PN

(1)   Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

CUSIP No. 836034108

1.	Names of Reporting Persons. Apax Europe VII-A L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization England

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 3,822,630

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 3,822,630

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,822,630

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 7.00%(2)

14.	Type of Reporting Person (See Instructions) PN

(2)   Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

CUSIP No. 836034108

1.	Names of Reporting Persons. Hunt 7-B Guernsey L.P. Inc

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 7,198,324

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 7,198,324

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,198,324

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 13.19%(3)

14.	Type of Reporting Person (See Instructions) PN

(3)   Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

CUSIP No. 836034108

1.	Names of Reporting Persons. Apax Europe VII-B L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization England

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 7,198,324

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 7,198,324

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,198,324

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 13.19%(4)

14.	Type of Reporting Person (See Instructions) PN

(4)   Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

CUSIP No. 836034108

1.	Names of Reporting Persons. Apax Europe VI-1 L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization England

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 7,198,324

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 7,198,324

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,198,324

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 13.19%(5)

14.	Type of Reporting Person (See Instructions) PN

(5)     Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

CUSIP No. 836034108

1.	Names of Reporting Persons. Hunt 7-A GP Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 11,020,954

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 11,020,954

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,020,954

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 20.19%(6)

14.	Type of Reporting Person (See Instructions) OO

(6)     Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

CUSIP No. 836034108

1.	Names of Reporting Persons. Hunt 6-A Guernsey L.P. Inc

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 4,232,650

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 4,232,650

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,232,650

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 7.75%(7)

14.	Type of Reporting Person (See Instructions) PN

(7)     Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

CUSIP No. 836034108

1.	Names of Reporting Persons. Hunt 6-A GP Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 4,232,650

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 4,232,650

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,232,650

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 7.75%(8)

14.	Type of Reporting Person (See Instructions) OO

(8)     Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

CUSIP No. 836034108

1.	Names of Reporting Persons. Apax Europe VI-A, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization England

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 4,232,650

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 4,232,650

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,232,650

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 7.75%(9)

14.	Type of Reporting Person (See Instructions) PN

(9)     Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

CUSIP No. 836034108

1.	Names of Reporting Persons. Apax Europe VI GP L.P. Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 11,430,974

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 11,430,974

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,430,974

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 20.94%(10)

14.	Type of Reporting Person (See Instructions) OO

(10)         Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

CUSIP No. 836034108

1.	Names of Reporting Persons. Apax Europe VI GP Co. Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 11,430,974

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 11,430,974

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,430,974

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 20.94%(11)

14.	Type of Reporting Person (See Instructions) OO

(11)         Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

CUSIP No. 836034108

1.	Names of Reporting Persons. Apax Europe VII GP L.P. Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 11,020,954

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 11,020,954

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,020,954

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 20.19%(12)

14.	Type of Reporting Person (See Instructions) OO

(12)         Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

CUSIP No. 836034108

1.	Names of Reporting Persons. Apax Europe VII GP Co. Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 11,020,954

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 11,020,954

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,020,954

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 20.19%(13)

14.	Type of Reporting Person (See Instructions) OO

(13)         Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

CUSIP No. 836034108

1.	Names of Reporting Persons. Apax Partners Europe Managers Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization England

Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power

	8.	Shared Voting Power 15,253,604

	9.	Sole Dispositive Power

	10.	Shared Dispositive Power 15,253,604

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,253,604

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 27.94%(14)

14.	Type of Reporting Person (See Instructions) OO

(14)         Based on 54,584,712 Class A ordinary shares outstanding as of May 10, 2012 according to the issuer’s registration statement on Form F-3 as filed with the Securities and Exchange Commission on June 18, 2012.

This Amendment No. 1 on Schedule 13D/A (this “Amendment No. 1”) amends that certain Schedule 13D previously filed with the Securities and Exchange Commission on October 1, 2010 (the “Original Filing”) relating to the Class A ordinary shares, HK$1.00 par value per share of SouFun Holdings Limited, a Cayman Islands exempted company with limited liability (the “Issuer”).  The Issuer’s American Depositary Shares (the “ADSs”), evidenced by American Depositary Receipts, each representing one Class A Ordinary Share, are listed on the New York Stock Exchange under the symbol “SFUN.”

This Amendment No. 1 is being filed jointly on behalf of (i) Hunt 7-A Guernsey L.P. Inc (“Apax 7-A”), Hunt 7-B Guernsey L.P. Inc (“Apax 7-B”) and Hunt 6-A Guernsey L.P. Inc (“Apax 6-A” and collectively,  the “Investors”) (ii) Hunt 7-A GP Limited and Hunt 6-A GP Limited (collectively, the “Hunt GPs”), (iii) Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P. (collectively, the “Apax Europe VI Funds”), (iv) Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1. L.P. (collectively, the “Apax Europe VII Funds”), (v) Apax Europe VI GP L.P. Inc. and Apax Europe VI GP Co. Limited (collectively, the “Apax Europe VI Funds GPs”), (vi) Apax Europe VII GP L.P. Inc. and Apax Europe VII GP Co. Limited (collectively, the “Apax Europe VII Funds GPs”) and Apax Partners Europe Managers Ltd (each a “Reporting Person”).

Unless otherwise stated herein, the Original Filing remains in full force and effect. Terms used therein and not defined herein have the meanings ascribed thereto in the Original Filing.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

The description of the Call Option Agreement under Item 6 is hereby amended and supplemented by adding the following at the end thereof:

On September 16, 2012, the Investors and the Optionee entered into an amendment to the Call Option Agreement, pursuant to which the option period during which the Optionee has the right and option to purchase 987,656 Class A Ordinary Shares from the Investors will expire on December 17, 2012.  All other terms of the Call Option Agreement remain unchanged and in full force and effect. The amendment to the Call Option Agreement, which is filed hereto as Exhibit 6, is in incorporated herein by reference.

Item 7. Materials to Be Filed as Exhibits

Item 7 is hereby amended and supplemented by adding the following exhibit:

Exhibit 6	Amendment to the Call Option Agreement, dated September 16, 2012 by and among Hunt 7-A Guernsey L.P. Inc, Hunt 7-B Guernsey L.P. Inc and Hunt 6-A Guernsey L.P. Inc and Next Decade Investments Limited

Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  September 19, 2012

HUNT 7-A GUERNSEY L.P. INC

By: Hunt 7-A GP Limited, its general partner

By:	/s/ Andrew Guille
Name:	Andrew Guille
Title:	Director

HUNT 7-B GUERNSEY L.P. INC

By: Hunt 7-A GP Limited, its general partner

By:	/s/ Andrew Guille
Name:	Andrew Guille
Title:	Director

HUNT 7-A GP LIMITED

By:	/s/ Andrew Guille
Name:	Andrew Guille
Title:	Director

HUNT 6-A GUERNSEY L.P. INC

By: Hunt 6-A GP Limited, its general partner

By:	/s/ Andrew Guille
Name:	Andrew Guille
Title:	Director

HUNT 6-A GP LIMITED

By:	/s/ Andrew Guille
Name:	Andrew Guille
Title:	Director

BY APAX EUROPE VI GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VI GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VI-A, L.P.

By:	/s/ Denise Fallaize
Name:	Denise Fallaize
Title:	Director

BY APAX EUROPE VI GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VI GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VI-1, L.P.

By:	/s/ Denise Fallaize
Name:	Denise Fallaize
Title:	Director

BY APAX EUROPE VII GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VII GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VII-A, L.P.

By:	/s/ Denise Fallaize
Name:	Denise Fallaize
Title:	Director

BY APAX EUROPE VII GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VII GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VII-B, L.P.

By:	/s/ Denise Fallaize
Name:	Denise Fallaize
Title:	Director

BY APAX EUROPE VII GP CO. LIMITED ACTING ON BEHALF OF APAX EUROPE VII GP L.P. INC., ITS GENERAL PARTNER ACTING ON BEHALF OF

APAX EUROPE VII-1, L.P.

By:	/s/ Denise Fallaize
Name:	Denise Fallaize
Title:	Director

APAX EUROPE VI GP L.P. INC.

By: Apax Europe VI GP Co. Limited, its general partner

By:	/s/ Denise Fallaize
Name:	Denise Fallaize
Title:	Director

APAX EUROPE VI GP CO. LIMITED

By:	/s/ Denise Fallaize
Name:	Denise Fallaize
Title:	Director

APAX EUROPE VII GP L.P. INC.

By: Apax Europe VII GP Co. Limited, its general partner

By:	/s/ Denise Fallaize
Name:	Denise Fallaize
Title:	Director

APAX EUROPE VII GP CO. LIMITED

By:	/s/ Denise Fallaize
Name:	Denise Fallaize
Title:	Director

APAX PARTNERS EUROPE MANAGERS LTD

By:	/s/ Ian Jones
Name:	Ian Jones
Title:	Director

By:	/s/ Martin Halusa
Name:	Martin Halusa
Title:	Director